Exhibit 99.1

Press Release

For more information contact:

Media Relations: Britt Zarling Vice President, Corporate Communications Fiserv, Inc. +1-414-526-3107 britt.zarling@fiserv.com	Investor Relations: Tiffany Willis Vice President, Investor Relations Fiserv, Inc. +1-678-375-4643 tiffany.willis@fiserv.com

For Immediate Release

Fiserv Commences Tender Offer for 4.625% Senior Notes Due 2020

Brookfield, Wis., September 20, 2018 – Fiserv, Inc. (NASDAQ: FISV) (the “Issuer”), a leading global provider of financial services technology solutions, announced today that it has commenced a cash tender offer for any and all of its outstanding 4.625% Senior Notes due 2020 (CUSIP No. 337738AJ7) (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated as of the date hereof (the “Offer to Purchase”), the related Letter of Transmittal (the “Letter of Transmittal”), and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). As of September 20, 2018, there were $450,000,000 aggregate principal amount of Notes outstanding. The tender offer is referred to herein as the “Offer.” The Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.”

The consideration for each $1,000 principal amount of the Notes purchased pursuant to the Offer will be $1,028.92 (the “Tender Offer Consideration”). Holders must validly tender (and not validly withdraw) or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration. In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Payment Date (as defined in the Offer to Purchase) for the Notes. The Issuer expects the Payment Date to occur on October 1, 2018.

The Offer will expire at 5:00 p.m., New York City time, on September 26, 2018 unless extended (such time and date, as it may be extended, the “Expiration Time”), or earlier terminated by the Issuer. The Notes tendered may be withdrawn at any time at or before the earlier of (i) the Expiration Time, and (ii) if the Offer is extended, the 10th business day after commencement of the Offer. Notes may also be validly withdrawn at any time after the 60th business day after commencement of the Offer if for any reason the Offer has not been consummated within 60 business days after commencement of the Offer.

Press Release

The Issuer’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in the Issuer’s discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among others, the Issuer’s receipt of net proceeds from an offering of new senior notes, on terms satisfactory to the Issuer. The complete terms and conditions of the Offer are set forth in the Offer Documents. Holders of the Notes are urged to read the Offer Documents carefully.

The Issuer has retained Global Bondholder Services Corporation (the “Information Agent”) as the tender agent and information agent for the Offer. The Issuer has retained Wells Fargo Securities, LLC as the exclusive dealer manager (the “Dealer Manager”) for the Offer.

Holders who would like additional copies of the Offer Documents may call the Information Agent at (212) 430-3774 (banks and brokers) or (866) 470-4500 (all others). Copies of the Offer to Purchase, Letter of Transmittal, and Notice of Guaranteed Delivery are also available at the following website: http://www.gbsc-usa.com/Fiserv/. Questions regarding the terms of the Offer should be directed to Wells Fargo Securities, LLC at (704) 410-4756 (collect) or (866) 309-6316 (toll-free).

This press release does not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer is being made solely pursuant to the Offer Documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities laws of any jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of the Issuer by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) enables clients worldwide to create and deliver financial services experiences in step with the way people live and work today. For more than 30 years, Fiserv has been a trusted leader in financial services technology, helping clients achieve best-in-class results by driving quality and innovation in payments, processing services, risk and compliance, customer and channel management, and insights and optimization. Fiserv is a member of the FORTUNE® 500 and has been named among the FORTUNE Magazine World’s Most Admired Companies® for five consecutive years, recognized for strength of business model and innovation leadership.

Press Release

Forward-Looking Statements

This press release contains forward-looking statements. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the Issuer’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the Issuer’s results include, among others: pricing and other actions by competitors; the capacity of the Issuer’s technology to keep pace with a rapidly evolving marketplace; the impact of a security breach or operational failure on the Issuer’s business; the effect of legislative and regulatory actions in the United States and internationally; the Issuer’s ability to comply with government regulations; the Issuer’s ability to successfully identify, complete and integrate acquisitions, and to realize the anticipated benefits associated with the same; the impact of the Issuer’s strategic initiatives; the impact of market and economic conditions on the financial services industry; and other factors included in the Issuer’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents that the Issuer files with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The Issuer assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

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